RESIDENTIAL/OFFICE TENANCY AGREEMENT

This agreement made the 4th day of April, 2005,

BETWEEN:     Mojo Entertainment, Inc. (hereinafter referred to as "the Tenants")

AND                Wannigan Capital Corp., 1109 7th Court, Fox Island, WA 98333 (hereinafter referred to as "the Landlord")

WHEREAS: Mojo Entertainment, Inc. is in need of premises located in Las Vegas in which to hold Investor Relations and Financial Negotiation meetings; and

WHEREAS: Wannigan Capital Corp. holds a lease on a Las Vegas property described herein;

NOW THEREFORE: Mojo Entertainment, Inc. and Wannigan Capital Corp. agree to the following Landlord/Tenant agreement:

                  1.         The rental premises are a condo unit located at 7230 Indian Creek Ln, Unit 201, Las Vegas, NV, 89149.

                  2.         The term of this agreement shall be for one year commencing April 1, 2005.

                  3.         The rent shall be $400.00 per month and shall be payable in advance on or before the 5th day of each month.  The first month's rent shall be payable on April 1, 2005.

                  4.         All Utilities will be paid by the Landlord.

                  5.         The Landlord acknowledges receipt from the Tenant of the sum of $1,200 as a security deposit to secure Tenant's performance of the obligations imposed by this agreement.  The following terms shall apply to the deposit:

a)   the Landlord may claim only the amount reasonably necessary to repair damages to the premises caused by the misconduct of the Tenant, except deterioration caused by fair wear and tear, or to remedy any other default by the Tenant under the provisions of this agreement.

b) If the Landlord claims any portion of the security deposit, he/she shall give to the Tenant a written accounting for the claim within 30 days of the Tenants departure from the premises. c) Landlord and Tenant agree that there will be no interest paid on the security deposit.

6.   THIS DOCUMENT is intended to be a complete record of the rental agreement.  Both parties are to have a complete copy of this agreement.  All promises and agreements must be included herein in writing and agreed to by both parties or they are not enforceable.

Wannigan Capital Corp. (Landlord) Mojo Entertainment, Inc. (Tenant) April 4, 2005